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                                                                    EXHIBIT (20)


                           INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS

TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $105,522 or $.02 per share on revenues of $5,745,324 for its first quarter ended August 31, 1996 compared with earnings of $34,957 or $.01 per share on revenues of $5,953,665 for the first quarter of the previous year.

INOTEK also announced that it renewed its agreement with Texas Commerce Bank for a one-year revolving credit facility of up to $3 million. The credit line provides for borrowings based on the value of the Company's receivables, at either the bank's prime rate or a LIBOR-based rate and is secured by receivables and inventory. As of August 31, 1996, we had drawn only $400,000 of the $3 million line.

Thank you for your continued support.

/S/NEAL E. YOUNG                  /S/DAVID L. WHITE

Neal E. Young                        David L. White
Chairman                    Chief Executive Officer

                                   October 11, 1996


INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATIONS (UNAUDITED)


                                               THREE MONTHS ENDED
                                                   AUGUST 31
                                            1996                  1995
------------------------------------------------------------------------
NET SALES                              $  5,745,324          $ 5,953,665
COST AND EXPENSES:
   COST OF SALES                          4,030,008            4,271,571
   SALES AND MARKETING                      808,209              882,805
   GENERAL AND ADMINISTRATIVE               705,315              713,397
------------------------------------------------------------------------
       TOTAL COST AND EXPENSES            5,543,532            5,867,773
------------------------------------------------------------------------
OPERATING INCOME                            201,792               85,892
INTEREST EXPENSE                             (7,109)              (7,375)
------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                194,683               78,517
INCOME TAXES                                 89,161               43,560
------------------------------------------------------------------------
NET EARNINGS                           $    105,522          $    34,957
========================================================================
NET EARNINGS PER SHARE                 $        .02          $       .01
========================================================================


                          INOTEK TECHNOLOGIES CORP.
                               BALANCE SHEETS

                                         AUGUST 31               MAY 31
                                           1996                   1996
-----------------------------------------------------------------------
                                        (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
   CASH AND CASH EQUIVALENTS           $   328,832           $   460,855
   TRADE RECEIVABLES, (NET OF
     ALLOWANCE FOR DOUBTFUL
     ACCOUNTS OF $62,735 AND $77,809)    2,881,845             2,644,022
   INVENTORIES                           2,046,374             2,002,231
   DEFERRED TAX ASSET                       58,394                75,572
   PREPAID EXPENSES & OTHER ASSETS          81,148                96,588
------------------------------------------------------------------------
TOTAL CURRENT ASSETS                     5,396,593             5,279,268

PROPERTY AND EQUIPMENT, NET                391,050               351,958
GOODWILL, NET                            2,172,965             2,189,442
OTHER ASSETS                                76,744                65,238
DEFERRED TAX ASSET                         174,450               164,538
------------------------------------------------------------------------
TOTAL ASSETS                           $ 8,211,802           $ 8,050,444
========================================================================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   ACCOUNTS PAYABLE                    $ 1,520,126           $ 1,423,116
   ACCRUED EXPENSES                        531,071               669,126
   INCOME TAXES PAYABLE                    113,603               110,777
   CURRENT PORTION OF NOTES
     PAYABLE                               400,000               305,945
------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                2,564,800             2,508,964

SHAREHOLDERS' EQUITY:
   COMMON SHARES, $.01 PAR VALUE;
     AUTHORIZED SHARES - 10,000,000
     ISSUED SHARES - 4,354,088
     OUTSTANDING SHARES - 4,354,088         43,541                43,541
ADDITIONAL PAID-IN CAPITAL               3,299,546             3,299,546
RETAINED EARNINGS                        2,303,915             2,198,393
------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY               5,647,002             5,541,480
------------------------------------------------------------------------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                $ 8,211,802           $ 8,050,444
========================================================================


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